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Filed Pursuant to Rule 424(b)(5)
Registration File Nos. 333-44594 and 333-105850

P R O S P E C T U S  S U P P L E M E N T

(To Prospectus Dated June 11, 2003)

$300,000,000

ERP Operating Limited Partnership

4.750% Notes due 2009

        The notes will bear interest at the rate of 4.750% per year. Interest on the notes is payable on June 15 and December 15 of each year, beginning on December 15, 2004. The notes will mature on June 15, 2009. We may redeem some or all of the notes at any time prior to maturity. The redemption price is discussed under the caption "Description of Notes—Optional Redemption at Our Election."

        The notes will be unsecured and unsubordinated indebtedness and will rank equally with all of ERP Operating Limited Partnership's other unsecured and unsubordinated indebtedness.

        We do not intend to apply for listing of the notes on any national securities exchange. Currently, there is no public market for the notes.

        Our principal executive offices are located at Two North Riverside Plaza, Chicago, Illinois 60606, and our telephone number is (312) 474-1300.

        Investing in our notes involves risks that are described in the "Risk Factors" section beginning on page S-3.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public Offering Price	99.543%	$298,629,000
Underwriting Discount	0.600%	$1,800,000
Proceeds to ERP Operating Limited Partnership (before expenses)	98.943%	$296,829,000

        Interest on the notes will accrue from June 4, 2004 to the date of delivery.

        The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depositary Trust Company on or about June 4, 2004.

Joint Book-Running Managers

Citigroup JPMorgan

PNC Capital Markets, Inc.
Wells Fargo Institutional Brokerage and Sales
SunTrust Robinson Humphrey
ABN AMRO Incorporated

June 2, 2004

Prospectus Supplement
Risk Factors	S-3
ERP Operating Limited Partnership	S-3
Where You Can Find More Information About Us	S-3
Use of Proceeds	S-4
Ratios of Earnings to Combined Fixed Charges	S-4
Description of Notes	S-5
Underwriting	S-8
Experts	S-10
Legal Matters	S-10
Prospectus
Where You Can Find More Information About Us	3
Special Note Regarding Forward-Looking Statements	3
Our Business	5
Our Anticipated Use of Proceeds from Sales of Debt Securities	6
Ratios of Earnings to Combined Fixed Charges	7
Description of Debt Securities	7
Plan of Distribution	21
Experts	21
Legal Matters	21

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since then.

        References in this prospectus supplement and in the accompanying prospectus to "we," "us," and "our" are to ERP Operating Limited Partnership and its direct and indirect consolidated subsidiaries unless otherwise specified or the context otherwise requires.

RISK FACTORS

        In addition to the risks relating to our business, which are incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for the year ended December 31, 2003 filed by us with the Securities and Exchange Commission, or the SEC, on March 12, 2004, and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, you should carefully consider the following material risk factors before you decide to invest in the notes.

You may not be able to sell your notes.

        The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that they intend to make a market in the notes, but are not obligated to do so and may discontinue market making at any time without notice. We can give no assurance as to the liquidity or the development of any trading market for the notes.

The notes are unsecured, will rank equally with all of our other unsecured and unsubordinated debt and are effectively subordinated to our secured debt with respect to our property securing such debt.

        The notes are our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The claims of any secured mortgage lender will have priority over the notes only with respect to any specific property of ours which secures such lender's mortgage. As of March 31, 2004, the mortgages on our properties totaled approximately $3.2 billion. Our outstanding indebtedness with which the notes will have equal rank was approximately $2.7 billion in principal amount as of March 31, 2004. The balance outstanding on our revolving credit facility was approximately $0.4 billion as of March 31, 2004. As of March 31, 2004, our total debt was approximately $6.3 billion, and on a pro forma basis giving effect to this offering and the use of proceeds as set forth below, our total outstanding indebtedness was approximately $6.3 billion. Except as limited by the indenture governing the terms of the notes and as described under "Description of Debt Securities—Certain Covenants—Limitations on Incurrence of Debt" in the accompanying prospectus, there are no limits on the amount of secured and unsecured indebtedness that we may incur.

ERP OPERATING LIMITED PARTNERSHIP

        We were formed to conduct the multifamily residential property business of Equity Residential, our managing general partner. As of March 31, 2004, we had a national portfolio of 952 multifamily properties containing 203,590 apartment units in 34 states. As of March 31, 2004, our properties had an average occupancy rate of approximately 93%. We are a limited partnership organized under the laws of the State of Illinois.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        This prospectus supplement and the accompanying prospectus, which we refer to together as the prospectus, do not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. In accordance with SEC rules and regulations, we have filed agreements and documents that we are required to file as exhibits to the registration statement. Please see such agreements and documents for a complete description of these matters. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement or the date on the front of the accompanying prospectus, as the case may be.

        We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room in Washington, D.C., 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to you at the SEC's web site at http://www.sec.gov and at our website at http://www.equityapartments.com.

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede information in prior filings. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until our offering is completed:

        Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 12, 2004;

        Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004 filed on May 7, 2004; and

        Current Report on Form 8-K filed on May 18, 2004.

        You may request copies of these filings, at no cost, by writing to or telephoning us at the following address:

              ERP Operating Limited Partnership
              Two North Riverside Plaza, Suite 400
              Chicago, Illinois 60606
              Attention: Martin McKenna
              Telephone Number: (312) 474-1300

USE OF PROCEEDS

        We estimate that the net proceeds from this offering will be approximately $296.2 million, after deducting offering expenses. We will use the net proceeds from this offering to reduce the amount outstanding on our revolving credit facility. The maturity date of our revolving credit facility is May 29, 2005. As of May 31, 2004, $425.0 million was outstanding on our revolving credit facility. The weighted average interest rate on the $425.0 million outstanding on our revolving credit facility was 1.52% at May 31, 2004. Affiliates of all of the underwriters of this offering are lenders under our revolving credit facility and upon application of the net proceeds from this offering, each will receive its proportionate share of the amount of the revolving credit facility to be repaid. We expect to use our revolving credit facility to repay $300.0 million in principal amount of our 7.10% notes that will mature on June 23, 2004.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES

        The following table sets forth our ratios of earnings before combined fixed charges to total combined fixed charges for the periods shown.

For the three months ended March 31,		For the years ended December 31,
2004	2003	2003	2002	2001	2000	1999
1.40	1.36	1.28	1.38	1.48	1.42	1.36

        Ratio of earnings before combined fixed charges to total combined fixed charges represents the ratio of income before allocation of minority interests, income (loss) from investments in unconsolidated entities, net gain (loss) on sales of unconsolidated entities, discontinued operations, extraordinary items and cumulative effect of change in accounting principle plus fixed charges (principally interest and other financing costs incurred) to fixed charges.

DESCRIPTION OF NOTES

        The following description of the particular terms of the notes offered hereby supplements the description of the general terms and provisions of debt securities set forth in the accompanying prospectus under the caption "Description of Debt Securities."

General

        We are offering for sale $300,000,000 of our 4.750% notes maturing on June 15, 2009. We will issue the notes as a separate series of debt securities under the indenture which is more fully described in the accompanying prospectus. Some terms used in this prospectus supplement are defined in the accompanying prospectus.

        We will pay interest on the notes semi-annually in arrears on June 15 and December 15 of each year, commencing December 15, 2004, to the registered holders of the notes on the preceding June 1 or December 1, as the case may be.

        We may from time to time without the consent of existing holders create and issue additional notes having the same terms and conditions as the notes offered by this prospectus supplement in all respects, except for the issue date, issue price and, under some circumstances, the date of the first payment of interest thereon. Additional notes issued in this manner will be consolidated with and form a single series with the previously outstanding series of these notes.

        The notes are our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The claims of any secured mortgage lender will have priority over the notes only with respect to any specific property of ours which secures such lender's mortgage. As of March 31, 2004, the mortgages on our properties totaled approximately $3.2 billion. Our outstanding indebtedness with which the notes will have equal rank was approximately $2.7 billion in principal amount as of March 31, 2004. The balance outstanding on our revolving credit facility was approximately $0.4 billion as of March 31, 2004. As of March 31, 2004, our total debt was approximately $6.3 billion, and on a pro forma basis giving effect to this offering and the use of proceeds as set forth above, our total outstanding indebtedness was approximately $6.3 billion. Except as limited by the Indenture and as described under "Description of Debt Securities—Certain Covenants—Limitations on Incurrence of Debt" in the accompanying prospectus, we may incur additional secured and unsecured indebtedness.

        The notes will be issued only in fully registered, book-entry form. See "—Book-Entry Notes."

        The notes are not repayable at the option of any holder before maturity. The notes will not be subject to a sinking fund.

        The defeasance and covenant defeasance provisions of the Indenture, described under "Description of Debt Securities—Discharge, Defeasance and Covenant Defeasance" in the accompanying prospectus, apply to the notes.

        Please refer to the section entitled "Description of Debt Securities—Certain Covenants" and "—Additional Covenants and/or Modifications to the Covenants Described Above" in the accompanying prospectus for a description of the covenants applicable to the notes.

        Except as described in this prospectus supplement or under "Description of Debt Securities—Certain Covenants—Limitations on Incurrence of Debt" and under "—Merger, Consolidation or Sale" in the accompanying prospectus, the Indenture does not contain any other provisions that would limit our ability to incur indebtedness or that would afford holders of the notes protection in the event of (1) a highly leveraged or similar transaction involving us or our general partner or any of our affiliates, (2) a change of control, or (3) a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the notes. In addition, subject to the limitations set forth under

"Description of Debt Securities—Merger, Consolidation or Sale" in the accompanying prospectus, we may, in the future, enter into certain transactions such as the sale of all or substantially all of our assets or a merger or consolidation of us with another entity that would increase the amount of indebtedness or substantially reduce or eliminate our assets, which may have an adverse effect on our ability to service our indebtedness, including the notes.

        We have no present intention of engaging in a highly leveraged or similar transaction.

Optional Redemption at Our Election

        We may redeem the notes at any time in whole or, from time to time, in part, at our election, at a redemption price equal to the sum of (1) the principal amount of the notes being redeemed plus accrued interest thereon to the redemption date and (2) the Make-Whole Amount (as described in the accompanying prospectus under the section entitled "Description of Debt Securities"), if any, with respect to such notes, which we refer to collectively as the "Redemption Price;" provided, however, the Reinvestment Rate referenced in the accompanying prospectus shall be determined using 0.15% in lieu of 0.25%. Notice of any optional redemption of any notes will be given to holders at their addresses, as shown in the security register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the notes held by the holder to be redeemed.

Book-Entry Notes

        All of the notes we offer will be issued in book-entry form only. This means that we will not issue certificates for notes, except in the limited case described below. Instead, we will issue one or more global notes in registered form. Each global note will be held by the trustee on behalf of DTC and will be registered in the name of Cede & Co., as nominee of DTC. Accordingly, Cede & Co. will be the holder of record of the notes. Each note constitutes a beneficial interest represented by a global note.

        Beneficial interests in a global note will be shown on, and transfers will be effected through, records maintained by DTC or its participants. In order to own a beneficial interest in a note, you must be an institution that has an account with DTC or have a direct or indirect account with such an institution. Transfers of ownership interests in the notes will be accomplished by making entries in direct participants' books acting on behalf of beneficial owners.

        So long as DTC or its nominee is the registered holder of a global note, DTC or its nominee, as the case may be, will be the sole holder and owner of the notes represented thereby for all purposes, including payment of principal and interest, under the indenture. Except as otherwise provided below, you will not be entitled to receive physical delivery of certificated notes and will not be considered the holder of the notes for any purpose under the indenture. Accordingly, you must rely on the procedures of DTC and the procedures of the direct participant through which you own your note in order to exercise any rights of a holder of a note under the indenture. The laws of some jurisdictions require that certain purchasers of notes take physical delivery of such notes in certificated form. Those limits and laws may impair the ability to transfer beneficial interests in the notes.

        If DTC is at any time unwilling or unable to continue as depository for the notes and we fail to appoint a successor depository registered as a clearing agency under the Securities Exchange Act of 1934 within 90 days, we will issue the notes in definitive form in exchange for the global note. Any notes issued in definitive form in exchange for the global note will be registered in such name or names, and will be issued in denominations of $1,000 and such integral multiples thereof, as DTC shall instruct the trustee. It is expected that such instructions will be based upon directions by DTC from participants with respect to ownership of beneficial interests in the global note.

        The following is based on information furnished by DTC:

        DTC will act as securities depositary for the notes. The notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully registered global security will be issued for the notes, in the aggregate principal amount of such issue, and will be deposited with DTC.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. We refer to these participants in this prospectus supplement as direct participants. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies, which we refer to in this prospectus supplement as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

        Purchases of notes under DTC's system must be made by or through direct participants, which will receive a credit for such notes on DTC's records. The beneficial ownership interest of each actual purchaser of each note represented by a global security is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which such beneficial owner entered into the transaction. Transfers of ownership interests in a global security representing the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for such notes is discontinued.

        To facilitate subsequent transfers, all notes deposited by direct participants with DTC will be registered in the name of DTC's partnership nominee, Cede & Co or such other name as may be requested by an authorized representative of DTC. The deposit of the notes with DTC and their registration in the name of Cede & Co. or such other nominee will not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC's records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

        Principal, premium, if any, and/or interest payments on the notes will be made in same day funds to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit direct participants' accounts upon DTC's receipt of funds and corresponding detail information on the applicable payment date in accordance with their respective holdings shown on DTC's records. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such direct and indirect participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our and the trustee's responsibility, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

        If applicable, redemption notices shall be sent to DTC. If less than all of the notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such notes to be redeemed.

        A beneficial owner, or its authorized representative, shall give notice to elect to have its notes repaid by us, through its direct or indirect participant, to the trustee, and shall effect delivery of such notes by causing the direct participant to transfer that participant's interest in the global note representing such notes, on DTC's records, to the trustee. The requirement for physical delivery of notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global note representing such notes are transferred by the direct participants on DTC's records.

        DTC may discontinue providing its services as securities depositary with respect to the notes at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, certificated notes are required to be printed and delivered. We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, certificated notes will be printed and delivered.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but neither we nor any underwriter takes any responsibility for its accuracy.

UNDERWRITING

        Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are acting as joint bookrunning managers of the offering and representatives of the underwriters named below.

        Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter's name.

Underwriter	Principal Amount of notes
Citigroup Global Markets Inc.	$120,000,000
J.P. Morgan Securities Inc.	120,000,000
PNC Capital Markets, Inc.	21,000,000
Wells Fargo Brokerage Services, LLC	21,000,000
SunTrust Capital Markets, Inc.	9,000,000
ABN AMRO Incorporated	9,000,000

Total	$300,000,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

        The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed 0.350% of the principal amount of the notes. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.250% of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by us
Per note	0.600%

        In connection with the offering, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        The notes are a new issue of securities with no established trading market and will not be listed on any national securities exchange. The underwriters have advised us that they intend to make a market for the notes, but they have no obligation to do so and may discontinue market making at any time and for any reason without providing any notice. We cannot give any assurance as to the liquidity of any trading market for the notes.

        We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be on the second business day following the date on which the notes are priced. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days after the date the securities are priced, unless the parties to any such trade expressly agree otherwise.

        We estimate that our total expenses for this offering (other than any underwriting discount or commission) will be approximately $600,000.

        The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. Affiliates of the underwriters of this offering are lenders under our credit facility and will receive a portion of the proceeds from this offering.

        Under the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD"), special considerations apply to a public offering of securities where more than 10% of the net proceeds thereof will be paid to participating underwriters or any of their affiliates. Because it is expected that more than 10% of the net proceeds will be used to pay participating underwriters, this offering is being conducted pursuant to Rule 2710(c)(8) of the NASD Conduct Rules.

        A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters.

        J.P. Morgan Securities Inc. will make the notes available for distribution on the Internet through a proprietary website and/or a third-party system operated by Market Axess Corporation, an Internet-based communications technology provider. Market Axess Corporation is providing the system as a conduit for communications between J.P. Morgan Securities Inc. and its customers and is not a party to any transactions. Market Axess Corporation, a registered broker-dealer, will receive compensation from J.P. Morgan Securities Inc. based on transactions J.P. Morgan Securities Inc. conducts through the system. J.P. Morgan Securities Inc. will make the notes available to its customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 18, 2004, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. These financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

        The legality of the notes will be passed upon for us by Piper Rudnick LLP, Chicago, Illinois and certain legal matters will be passed upon for the underwriters by Hogan & Hartson L.L.P.

PROSPECTUS

$2,280,000,000

ERP OPERATING LIMITED PARTNERSHIP

DEBT SECURITIES

        From time to time we may offer our unsecured senior debt securities with an aggregate initial offering price of up to $2,280,000,000 or its equivalent in a foreign currency based on the exchange rate at the time of sale, in amounts, at initial prices and on terms determined at the time of offering. When we decide to offer the debt securities, we will prepare a prospectus supplement describing the offering and the particular terms of the debt securities we are selling, which terms will include, among other things:

  •
  the specific title of the debt securities

  •
  the amount of the offering and the offering price

  •
  the form of the debt securities (which may be registered or bearer, certificated or global)

  •
  the denominations in which the debt securities may be offered

  •
  the maturity date

  •
  the rate of interest (or manner of calculation thereof) and time of payment of interest

  •
  any applicable terms for redemption (at our option) or repayment (at your option)

  •
  terms for any sinking fund payments

  •
  covenants

  •
  any applicable United States federal income tax considerations

  •
  the exchanges upon which the debt securities are listed, if any

You should read this prospectus and any prospectus supplement carefully before you make an investment in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 11, 2003.

Where You Can Find More Information About Us	3
Special Note Regarding Forward-Looking Statements	3
Our Business	5
Our Anticipated Use of Proceeds from Sales of Debt Securities	6
Ratios of Earnings to Combined Fixed Charges	7
Description of Debt Securities	7
Plan of Distribution	21
Experts	21
Legal Matters	21

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. In this prospectus we will refer to the Securities and Exchange Commission as the "SEC". Under this shelf process, we may, from time to time, sell the debt securities described in this prospectus in one or more offerings up to a total dollar amount of $2,280,000,000.

        This prospectus provides you with a general description of the debt securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information About Us" beginning on page 3 of this prospectus.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell securities and making offers to buy securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities. In this prospectus, "we," "us" and "our" refer to ERP Operating Limited Partnership, an Illinois limited partnership, and its direct and indirect subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        This prospectus does not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that such agreement or document be filed as an exhibit to the registration statement, please see such agreement or document for a complete description of these matters. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to you at the SEC's web site at http://www.sec.gov. Our website address is at http://www.equityapartments.com.

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until our offering is completed:

  (1)
  Annual Report on Form 10-K for the year ended December 31, 2002.

  (2)
  Quarterly Report on Form 10-Q for the period ended March 31, 2003.

  (3)
  Current Report on Form 8-K dated March 19, 2003.

        You may request a copy of the filings, at no cost, by writing to or telephoning us at the following address:

              ERP Operating Limited Partnership
              Two North Riverside Plaza, Suite 400
              Chicago, Illinois 60606
              Attention: Marty McKenna
              Telephone number: (312) 474-1300

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains certain information that we intend to be considered "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933. These forward-looking statements relate to such things as our anticipated future economic performance, our plans and objectives for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking words such as "may," "will," "should," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terms.

        Actual results could differ materially from those contemplated by these forward-looking statements as a result of many factors. The cautionary statements under the caption "Risk Factors" contained in our Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated herein by reference, and other similar statements contained in this prospectus or any accompanying prospectus supplement identify important factors with respect to forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

        In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking information contained in this prospectus will in fact transpire. Potential investors are cautioned not to place undue reliance on these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.

OUR BUSINESS

General

        We are an Illinois limited partnership, formed in May 1993, to conduct the multifamily residential property business of Equity Residential. Equity Residential, formed in March 1993, is a fully integrated real estate company engaged in the acquisition, ownership, management and operation of multifamily properties. Equity Residential has elected to be taxed as a real estate investment trust, or a "REIT."

        Equity Residential is our general partner, and as of March 31, 2003, owned approximately 92.4% of all of our outstanding partnership interests. We are, directly or indirectly, a partner, member or shareholder of numerous partnerships, limited liability companies and corporations which have been established primarily to own fee simple title to multifamily properties or to conduct property management activities and other businesses related to the ownership and operation of multifamily residential real estate.

        Equity Residential conducts substantially all of its operations directly or indirectly through us so that, among other things, Equity Residential is able to comply with technical and complex requirements under the federal tax law relating to the assets and income that a REIT may hold or earn. In this regard, Equity Residential established us for the benefit of the entities that contributed properties in connection with Equity Residential's initial public offering and in subsequent property contributions in exchange for our limited partnership interests. By allowing these contributors to receive our limited partnership interests for their properties instead of cash or Equity Residential securities, the contributors were able to defer some or all of the tax consequences that would otherwise have occurred as a result of a sale for other consideration. We believe that this method of tax deferral aids us in acquiring additional properties by making these transactions more attractive to potential sellers. Equity Residential has a policy of not incurring indebtedness for borrowed money, and instead we incur the debt necessary to fund our business activities and those of Equity Residential.

        As of March 31, 2003, we owned or had investments in 1,027 properties in 36 states consisting of 221,249 units. An ownership breakdown includes:

	Number of Properties	Number of Units
Wholly Owned Properties	906	191,875
Partially Owned Properties (Consolidated)	36	6,931
Unconsolidated Properties	85	22,443

Total Properties	1,027	221,249

        Equity Residential is one of the largest publicly traded REIT's (based on the aggregate market value of Equity Residential's outstanding common shares) and is the largest publicly traded REIT owner of multifamily properties (based on the number of apartment units wholly owned and total revenues earned). Our corporate headquarters are located in Chicago, Illinois, and we also lease (under operating leases) over thirty-five divisional, regional and area property management offices throughout the United States.

        The Company had approximately 6,400 employees as of March 31, 2003. An on-site manager, who supervises the on-site employees and is responsible for the day-to-day operations of the property, directs each of our properties. An assistant manager and/or leasing staff generally assist the manager. In addition, a maintenance director at each property supervises a maintenance staff whose responsibilities include a variety of tasks, including responding to service requests, preparing vacant apartments for the next resident and performing preventive maintenance procedures year-round.

        Our current outstanding interests consist of units of limited partnership interests, which may be exchanged by the holders thereof for either common shares of Equity Residential on a one-for-one basis or, at Equity Residential's option, cash, and a number of series of preference units. The terms relating to payment of distributions with respect to our units of limited partnership interests and our Series B, C, D, E, G, H, K and L preference units (including the terms covering accrued and unpaid distributions upon redemption, and of the liquidating preference amount) mirror the respective terms of Equity Residential's common shares and its Series B, C, D, E, G, H, K and L preferred shares. In addition, we have two outstanding series of junior convertible preference units that were issued in connection with the acquisition of multifamily properties. Equity Residential has agreed to sell to underwriters 6,000,000 depositary shares each representing a 1/10 fractional interest in a Series N cumulative redeemable preferred share of Equity Residential on June 19, 2003 and, in conjunction with that offering, we will issue Series N preference units to mirror the terms of the Series N preferred shares. Additionally, Equity Residential's board of trustees has set June 19, 2003 as the redemption date on which all of its Series L preferred shares will be redeemed and our Series L preference units will be redeemed as a result of the redemption of Equity Residential's Series L preferred shares. We intend to issue additional partnership interests as may be necessary to meet our capital needs.

Business Objectives and Operating Strategies

        We seek to maximize both current income and long-term growth in income, thereby increasing:

  •
  the value of the properties;
  •
  distributions on a per limited partnership interest basis; and
  •
  partners' value.

        Our strategies for accomplishing these objectives are:

  •
  maintaining and increasing property occupancy while increasing rental rates;
  •
  controlling expenses, providing regular preventive maintenance, making periodic renovations and enhancing amenities;
  •
  maintaining a ratio of consolidated debt-to-total market capitalization of less than 50%;
  •
  strategically acquiring and disposing of properties, with an emphasis on acquiring attractive properties in high barrier to entry markets and on selling properties in low barrier to entry markets;
  •
  purchasing newly developed, as well as co-investing in the development of, multifamily communities;
  •
  entering into joint ventures related to the ownership of established properties; and
  •
  strategically investing in various businesses that will enhance services for the properties.

        We are committed to resident satisfaction by striving to anticipate industry trends and implementing strategies and policies consistent with providing quality resident services. In addition, we continuously survey rental rates of competing properties and conduct resident satisfaction surveys to determine the factors they consider most important in choosing a particular apartment unit and/or property.

OUR ANTICIPATED USE OF PROCEEDS FROM SALES OF DEBT SECURITIES

        Unless otherwise indicated in the accompanying prospectus supplement, we intend to use the proceeds from the sale of the debt securities for working capital and general company purposes including, without limitation, the acquisition or development of multifamily properties and the repayment of debt.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES

        The following table sets forth our ratios of earnings before combined fixed charges to total combined fixed charges for the periods shown.

For the three months ended March 31,		For the Years Ended December 31,
2003	2002	2002	2001	2000	1999	1998
1.49	1.65	1.54	1.68	1.60	1.54	1.57

        For purposes of computing these ratios, earnings before fixed charges consist of income before allocation of minority interests, income or loss from investments in unconsolidated entities, net gain or loss on sales of unconsolidated entities and discontinued operations plus fixed charges (principally interest and other financing costs incurred). The ratios are computed by dividing our earnings before fixed charges by our fixed charges.

DESCRIPTION OF DEBT SECURITIES

        The following description sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities being offered and the extent to which such general provisions may apply will be described in a prospectus supplement relating to such debt securities.

        The debt securities will be issued under the Indenture dated as of October 1, 1994, as amended or supplemented from time to time, between us and Bank One Trust Company, NA, as successor to The First National Bank of Chicago, as Trustee. The Indenture has been filed as an exhibit to the registration statement of which this prospectus is a part and is available for inspection at the corporate trust office of the Trustee at 55 Water Street, 1st Floor, Jeannette Park Entrance, New York, New York 10041 or as described above under "Where You Can Find More Information About Us." The Indenture is subject to, and governed by, the Trust Indenture Act of 1939. The statements made hereunder relating to the Indenture and the debt securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and the debt securities. All section references appearing below refer to sections of the Indenture.

General

        The debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. Unless otherwise specified in the applicable prospectus supplement, Equity Residential has no obligation for payment of principal of or interest on the debt securities. The debt securities may be issued in one or more series, as determined by the Board of Trustees of Equity Residential, as our general partner, or as established in the Indenture or in one or more supplements to the Indenture. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of such series, for issuances of additional debt securities of such series (Section 301).

        There may be more than one Trustee under the Indenture, each with respect to one or more series of debt securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of debt securities, and a successor Trustee may be appointed to act with respect to that series (Section 608). In the event that two or more persons are acting as Trustee with respect to different series of debt securities, each shall be a Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee (Section 609). Except as otherwise indicated in the Indenture, any action described in the Indenture to be taken by the Trustee may be taken by each Trustee with respect to, and only with respect to, the one or more series of debt securities for which it is Trustee under the Indenture.

        The prospectus supplement will contain the specific terms relating to the series of debt securities being offered, including without limitation:

  (1)
  the title of the debt securities;

  (2)
  the aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

  (3)
  the percentage of the principal amount at which the debt securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

  (4)
  the date or dates, or the method for determining the date or dates, on which the principal of the debt securities will be payable;

  (5)
  the rate or rates, which may be fixed or variable, or the method by which the rate or rates shall be determined, at which the debt securities will bear interest, if any;

  (6)
  the date or dates, or the method for determining the date or dates, from which any interest on the debt securities will accrue, the interest payment dates on which any interest will be payable, the regular record dates for the interest payment dates, or the method by which such dates shall be determined, the person to whom interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

  (7)
  the place or places where

  (x)
  the principal of (and premium and make-whole amounts, if any) and interest, if any, on debt securities will be payable,

  (y)
  debt securities may be surrendered for conversion or registration of transfer or exchange and

  (z)
  notices or demands to or upon us in respect of debt securities and the Indenture may be served;

  (8)
  the period or periods within which, the price or prices at which and the terms and conditions upon which debt securities may be redeemed, in whole or in part, at our option, if we are to have this option;

  (9)
  our obligation, if any, to redeem, repay or purchase debt securities at the option of a holder thereof, and the period or periods within which, the price or prices as to which and the terms and conditions upon which the debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to this obligation;

  (10)
  if other than United States dollars, the currency or currencies in which the debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

  (11)
  whether the amount of payments of principal (and premium, if any) or interest, if any, on the debt securities may be determined with reference to an index, formula or other method, the basis for such formula, if any, and the manner in which amounts shall be determined;

  (12)
  any additions to, modifications of or deletions from the terms of the debt securities with respect to the events of default or covenants set forth in the Indenture;

  (13)
  whether the debt securities will be issued in certificated or book-entry form;

  (14)
  whether the debt securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and the terms and conditions relating thereto;

  (15)
  the applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the Indenture;

  (16)
  whether and under what circumstances we will pay additional amounts as contemplated in the Indenture in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities in lieu of making such payment; and

  (17)
  any other terms of the debt securities not inconsistent with the provisions of the Indenture (Section 301).

        The debt securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity ("Original Issue Discount Securities"). Special United States federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable prospectus supplement.

        Except as set forth below under "Certain Covenants—Limitations on Incurrence of Debt," the Indenture does not contain any other provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. However, restrictions on ownership and transfers of Equity Residential's common shares and preferred shares of beneficial interest are designed to preserve Equity Residential's status as a REIT and, therefore, may act to prevent or hinder a change of control. You should refer to the applicable prospectus supplement for information concerning any deletions from, modifications of or additions to the events of default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denominations, Interest, Registration and Transfer

        Unless otherwise described in the applicable prospectus supplement, the registered securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 302).

        Unless otherwise specified in the applicable prospectus supplement, the principal of (and premium, if any) and interest on any series of debt securities will be payable at the corporate trust office of the Trustee, located at 55 Water Street, 1st Floor, Jeannette Park Entrance, New York, New York 10041; provided that, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the security register or by wire transfer of funds to such person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).

        Any interest not punctually paid or duly provided for on any interest payment date with respect to a debt security will forthwith cease to be payable to the holder on the applicable regular record date and may either be paid to the person in whose name the debt security is registered at the close of business on a special record date for the payment of the defaulted interest to be fixed by the Trustee, notice whereof shall be given to the holder of the debt security not less than ten days prior to the special record date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture (Section 307).

        Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of the debt securities at the corporate trust office of the Trustee referred to above. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for conversion, registration of transfer or exchange thereof at the corporate trust office of the Trustee. Every debt security surrendered for conversion, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable prospectus supplement refers to any transfer agent (in addition to the Trustee) initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the applicable series. We may at any time designate additional transfer agents with respect to any series of debt securities (Section 1002).

        Neither we nor the Trustee shall be required to:

  (1)
  issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

  (2)
  register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or

  (3)
  issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security not to be so repaid (Section 305).

Merger, Consolidation or Sale

        We may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into any other entity, provided that

  (1)
  we will be the continuing entity, or the successor entity will be an entity organized and existing under the laws of the United States or a state thereof and will expressly assume payment of the principal of and premium (if any) and any interest (including all additional amounts, if any, payable pursuant to Section 1012) on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture;

  (2)
  immediately after giving effect to the transaction and treating any indebtedness which becomes our obligation or the obligation of any of our subsidiaries as a result thereof as having been incurred by us, or our subsidiary at the time of such transaction, no event of default under the Indenture, and no event which after notice or the lapse of time, or both, would become an event of default, shall have occurred and be continuing; and

  (3)
  an officer's certificate of Equity Residential, as our general partner, and a legal opinion covering these conditions shall have been delivered to the Trustee (Sections 801 and 803).

Certain Covenants

        Limitations on Incurrence of Debt.    In this prospectus, the term "Debt" means any indebtedness of ours or any subsidiary, whether or not contingent, in respect of

  (1)
  borrowed money evidenced by bonds, notes, debentures or similar instruments,

  (2)
  indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by us or our subsidiaries,

  (3)
  the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or

  (4)
  any lease of property by us and our subsidiaries as lessee which is reflected on our consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles, in the case of items of indebtedness incurred under (1) through (3) above to the extent that any such items (other than letters of credit) would appear as a liability on our consolidated balance sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation of ours or any subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise other than for purposes of collection in the ordinary course of business, indebtedness of another person other than us or any subsidiary, it being understood that Debt shall be deemed to be incurred by us and our subsidiaries on a consolidated basis whenever we or our subsidiaries shall create, assume, guarantee or otherwise become liable in respect thereof.

        We will not and will not permit any subsidiary to incur any Debt, other than intercompany Debt representing Debt to which the only parties are Equity Residential, us and any of our subsidiaries, but only so long as such Debt is held solely by any of us, Equity Residential and any subsidiary that is subordinate in right of payment of the debt securities, if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all of our outstanding Debt and of our subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of

  (1)
  our Total Assets (as defined below) as of the end of the calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt; and

  (2)
  the increase in Total Assets from the end of such quarter including, without limitation, any increase in Total Assets caused by the incurrence of the additional Debt (this increase together with Equity Residential's Total Assets shall be referred to as the "Adjusted Total Assets") (Section 1004).

        In addition to the foregoing limitation on the incurrence of Debt, we will not and will not permit any of our subsidiaries to incur any Debt, if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Maximum Annual Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which additional Debt is to be incurred shall have been less than 1.5 to 1, on a pro forma basis after giving effect to the incurrence of the additional Debt and to the application of the proceeds therefrom, and calculated on the assumption that

  (1)
  the additional Debt and any other Debt incurred by us or our subsidiaries since the first day of the four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of the period;

  (2)
  our repayment or retirement of any other Debt by us or our subsidiaries since the first day of the four-quarter period had been incurred, repaid or retired at the beginning of the period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of the Debt during the period);

  (3)
  the income earned on any increase in Adjusted Total Assets since the end of the four-quarter period had been earned, on an annualized basis, during the period; and

  (4)
  in the case of any acquisition or disposition by us or any of our subsidiaries of any asset or group of assets since the first day of the four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, the acquisition or disposition or any related repayment of Debt had occurred as of the first day of the period with the appropriate adjustments with respect to the acquisition or disposition being included in such pro forma calculation (Section 1004).

The term "Consolidated Income Available for Debt Service" for any period means the Consolidated Net Income as defined below of us and our subsidiaries plus amounts which have been deducted for

  (1)
  interest on our Debt and Debt of our subsidiaries,

  (2)
  provision for our taxes and those of our subsidiaries based on income,

  (3)
  amortization of debt discount,

  (4)
  provisions for gains and losses on properties,

  (5)
  depreciation and amortization,

  (6)
  the effect of any non-cash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period; and

  (7)
  amortization of deferred charges.

        "Consolidated Net Income"  for any period means the amount of our consolidated net income (or loss) and that of any subsidiary for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

        "Maximum Annual Service Charge"  as of any date means the maximum amount which is payable in any 12 month period for interest on Debt.

        In addition to the foregoing limitations on the incurrence of Debt, we will not, and will not permit any of our subsidiaries to incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of our property or the property of any subsidiary ("Secured Debt"), whether owned at the date of the Indenture or thereafter acquired, if, immediately after giving effect to the incurrence of additional Secured Debt, the aggregate principal amount of all of our outstanding Secured Debt and the Secured Debt of our subsidiaries on a consolidated basis is greater than 40% of the Adjusted Total Assets (Section 1004).

        Notwithstanding the limitation set forth in the preceding paragraph, we or a subsidiary may incur Secured Debt, provided that it is incurred under the Acquisition Lines of Credit, as defined below, and provided further that after the increase of the Secured Debt under the Acquisition Lines of Credit, the aggregate principal amount of all outstanding Secured Debt, including debt under our Acquisition Lines of Credit or the Acquisition Lines of Credit of our subsidiaries, does not exceed 45% of the Adjusted Total Assets; provided, however, that the aggregate principal amount of all outstanding Secured Debt on a consolidated basis may exceed 40% of the Adjusted Total Assets for not more than 270 days of any consecutive 360 day period. The term "Acquisition Lines of Credit" means, collectively, any of our secured lines of credit or secured lines of credit of any subsidiary, the proceeds of which shall be used to, among other things, acquire interests, directly or indirectly, in real estate (Section 1004).

        For purposes of the foregoing provisions regarding the limitation on the incurrence of Debt, Debt shall be deemed to be "incurred" by us and our subsidiaries on a consolidated basis whenever we or any of our subsidiaries on a consolidated basis shall create, assume, guarantee or otherwise become liable in respect thereof (Section 1004).

        Restrictions on Distributions.    We will not make any distribution, by reduction of capital or otherwise (other than distributions payable in securities evidencing interests in our capital for the purpose of acquiring interests in real property or otherwise) if, immediately after the distribution the aggregate of all distributions made since March 31, 1993 shall exceed our and our subsidiaries' Funds from Operations from March 31, 1993 until the end of the calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the distribution; provided, however, that the foregoing limitation shall not apply to any distribution which is necessary to maintain Equity Residential's status as a REIT under the Internal Revenue Code, if the aggregate principal amount of all of our outstanding Debt and the Debt of our subsidiaries on a consolidated basis at such time is less than 60% of Adjusted Total Assets (Section 1005). The term "Funds from Operations" for any period means our Consolidated Net Income for the period without giving effect to depreciation and amortization, gains or losses from extraordinary items, gains or losses on sales of real estate, gains or losses on investments in marketable securities and any provision/benefit for income taxes for such period, plus funds from operations of unconsolidated joint ventures, all determined on a consistent basis in accordance with generally accepted accounting principles.

        Notwithstanding the foregoing, we will not be prohibited from making the payment of any distribution within 30 days of the declaration thereof if at such date of declaration the payment would have complied with the provisions of the immediately preceding paragraph (Section 1005).

        Existence.    Except as permitted under "Merger, Consolidation or Sale," we will do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights and franchises; provided, however, that we shall not be required to preserve any right or franchise if we determine that its preservation is no longer desirable in the conduct of our business, and that the loss thereof is not disadvantageous in any material respect to the holders of the debt securities (Section 1006).

        Maintenance of Properties.    We will cause all of our properties used or useful in the conduct of our business or the business of any of our subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in our judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that we shall not be prevented from selling or otherwise disposing of properties for value in the ordinary course of business (Section 1007).

        Insurance.    We will and will cause each of our subsidiaries to keep all insurable properties insured against loss or damage at least equal to their then fully insurable value with financially sound and reputable insurance companies (Section 1008).

        Payment of Taxes and Other Claims.    We will pay or discharge or cause to be paid or discharged, before the same shall become delinquent:

  (1)
  all taxes, assessments and governmental charges levied or imposed upon us or any of our subsidiaries or upon our or our subsidiaries' income, profits or property, and

  (2)
  all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our or our subsidiaries' property; provided, however, that we will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1009).

        Provision of Financial Information.    The holders of the debt securities will be provided with copies of our annual reports and quarterly reports. Whether or not we are subject to Section 13 or 15(d) of the Exchange Act, we will, to the extent permitted under the Exchange Act, file with the SEC the annual reports, quarterly reports and other documents which we would have been required to file with the SEC pursuant to Section 13 or 15(d) if we were so subject, such documents to be filed with the SEC on or prior to the respective dates by which we would have been required so to file such documents if we were so subject. We will also in any event

  (1)
  within 15 days of each required filing date (x) transmit by mail to all holders of debt securities, as their names and addresses appear in the security register, without cost to such holders, copies of the annual reports and quarterly reports which we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to those Sections and (y) file with the Trustee copies of the annual reports, quarterly reports and other documents which we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to those Sections, and

  (2)
  if filing such documents by us with the SEC is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of the documents to any prospective holder (Section 1010).

Additional Covenants and/or Modifications to the Covenants Described Above

        In addition to the covenants described in the section entitled "Certain Covenants — Limitations on Incurrence of Debt" above, we are required to maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of our Unsecured Debt. As of March 31, 2003, our Total Unencumbered Assets were equal to approximately 351% of the aggregate outstanding amount of our Unsecured Debt. The term "Total Unencumbered Assets" means the sum of (1) those Undepreciated Real Estate Assets not subject to an encumbrance and (2) all other assets of ours and our subsidiaries not subject to an encumbrance determined in accordance with generally accepted accounting principles (but excluding accounts receivable and intangibles). "Unsecured Debt" means our Debt and the Debt of any Subsidiary which is not secured by any mortgage, lien, charge, pledge or security interest of any kind upon any of the properties.

        Any additional covenants and/or modifications to the covenants described above with respect to any series of debt securities will be set forth in the prospectus supplement relating thereto.

        As used herein,

        "Make-Whole Amount" means, in connection with any optional redemption or accelerated payment of any Note, the excess, if any, of (1) the aggregate present value as of the date of the redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of that dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which the principal and interest would have been payable if the redemption or accelerated payment had not been made, over (2) the aggregate principal amount of the Notes being redeemed or paid.

        "Reinvestment Rate" means .25% (one-fourth of one percent) plus the arithmetic means of the yields under the respective heading "Week Ending" published in the most recent Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

        "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by us.

        "subsidiary" means a corporation, a limited liability company or a partnership a majority of the outstanding voting stock, limited liability company or partnership interests, as the case may be, of which is owned, directly or indirectly, by us or by one or more other of our subsidiaries. For the purposes of this definition, "voting stock" means stock having voting power for the election of directors, managing members or trustees, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

        "Total Assets" as of any date means the sum of (1) our Undepreciated Real Estate Assets and those of our subsidiaries and (2) all other assets of ours and our subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles (but excluding intangibles and accounts receivable).

        "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of ours and our subsidiaries not subject to an encumbrance determined in accordance with generally accepted accounting principles.

Events of Default, Notice and Waiver

        The Indenture provides that the following events are "events of default" with respect to the debt securities issued thereunder:

  (1)
  default for 30 days in the payment of any interest on any debt security of such series;

  (2)
  default in the payment of the principal of (or premium, if any) on any debt security of such series at its maturity;

  (3)
  default in the performance, or breach, of any other covenant or warranty of ours contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of debt securities issued thereunder other than such series), continued for 60 days after written notice as provided in the applicable Indenture;

  (4)
  an event of default under any Debt, as defined in any indenture or instrument evidencing such Debt, whether such indebtedness now exists or shall hereinafter be created, the repayment of which we are directly responsible or liable as obligor or guarantor on a full recourse basis, for outstanding indebtedness for borrowed money in, or a guarantee for, a principal amount in excess of $10,000,000, shall happen and be continuing and such indebtedness shall have been accelerated so that the same shall be or become due and payable prior to the date on which the same would otherwise have become due and payable or we shall default in the payment at final maturity of outstanding indebtedness for borrowed money in a principal amount in excess of $10,000,000, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled; and

  (5)
  certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of ours, any Significant Subsidiary or any of our or their property and any other event of default (Section 501). "Significant Subsidiary" means any subsidiary of ours which is a "Significant Subsidiary" (within the meaning of Regulation S-X, promulgated under the Securities Act).

        If an event of default under the Indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then in every such case the Trustee or the holders of not less than 25% of the principal amount of the outstanding debt securities of that series will have the right to declare the principal of (or, if the debt securities of that series are original issue discount securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) and premium (if any) on all of the debt securities of that series to be due and payable immediately by written notice thereof to us (and to the Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to debt securities of such series (or of all debt securities then outstanding under the Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of not less than a majority in principal amount of outstanding debt securities of such series (or of all debt securities then outstanding under the Indenture, as the case may be) may rescind and annul such declaration and its consequences if

  (1)
  we shall have paid or deposited with the Trustee all required payments of the principal of and premium (if any) and interest on the outstanding debt securities of such series (or of all debt securities then outstanding under the Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the Trustee, and

  (2)
  all events of default, other than the non-payment of accelerated principal or interest, with respect to the debt securities of such series (or of all debt securities then outstanding under the Indenture, as the case may be) have been cured or waived as provided in the Indenture (Section 502).

  (3)
  The Indenture also provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under the Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of and premium (if any) or interest on any debt security of such series or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected thereby (Section 513).

        The Trustee will be required to give notice to the holders of debt securities within 90 days of a default under the Indenture, unless the default shall have been cured or waived; provided, however, that the Trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series (except a default in the payment of the principal of and premium (if any) or interest on any debt security) if and so long as the responsible officers of the Trustee consider such withholding to be in the interest of those holders (Section 601).

        The Indenture provides that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section 507). This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of and premium (if any) and interest on such debt securities at the respective due dates thereof (Section 508).

        Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of any series of debt securities then outstanding under the Indenture, unless such holders shall have offered to the Trustee reasonable security or indemnity (Section 602). The holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under the Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of such series not joining therein (Section 512).

        Within 120 days after the close of each fiscal year, we must deliver to the Trustee a certificate, signed by one of several specified officers of Equity Residential as to the officer's knowledge of our compliance with all conditions and covenants under the Indenture, and, in the event of any noncompliance, specifying each instance of noncompliance and the nature and status thereof.

Modification of the Indenture

        Modifications and amendments of the Indenture may be made only with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities of each series issued under the Indenture which are affected by the modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such debt security affected thereby:

  (1)
  change the stated maturity of the principal of, or any installment of principal of and premium (if any) or interest on, any debt security;

  (2)
  reduce the principal amount of, or the rate or amount of interest on, or premium payable upon the redemption of any debt security;

  (3)
  change the place of payment, or the currency, for payment of principal of any debt security or any premium or interest on any debt security;

  (4)
  impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

  (5)
  reduce the above-stated percentage of outstanding debt securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture;

  (6)
  modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of the debt security; or

  (7)
  adversely modify or affect (in any manner adverse to the holders) the terms and conditions of our obligations in respect of the due and punctual payment of the principal of and premium (if any), or interest on the debt securities (Section 902).

        The holders of not less than a majority in principal amount of outstanding debt securities of each series affected thereby have the right to waive our compliance with certain covenants in the Indenture (Section 1013).

        Modifications and amendments of the Indenture may be permitted to be made by us and the Trustee without the consent of any holders of debt securities for any of the following purposes:

  (1)
  to evidence the succession of another person as obligor under the Indenture;

  (2)
  to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in Indenture;

  (3)
  to add events of default for the benefit of the holders of all or any series of debt securities;

  (4)
  to change or eliminate any of the provisions of the Indenture, provided that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the modification or amendment which is entitled to the benefit of such provision;

  (5)
  to secure the debt securities;

  (6)
  to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee;

  (7)
  to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of holders of debt securities of any series issued under the Indenture in any material respect; or

  (8)
  to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of debt securities, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect (Section 901).

        The Indenture provides that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of debt securities, debt securities owned by us, or by any other obligor upon the debt securities or any affiliate of ours, Equity Residential or of any other obligor, shall be disregarded.

        The Indenture contains provisions for convening meetings of the holders of debt securities of a series (Section 1501). A meeting may be called at any time by the Trustee, and also, upon request, by us or by the holders of at least 10% in principal amount of the outstanding debt securities of such series, or in any such case, upon notice given as provided in the Indenture (Section 1502). Except for any consent that must be given by the holder of each debt security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the Indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or presenting a majority in principal amount of the outstanding debt securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding debt securities will constitute a quorum (Section 1504).

        Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected thereby, or of the holders of any series and one or more additional series:

  (1)
  there shall be no minimum quorum requirement for the meeting; and

  (2)
  the principal amount of the outstanding debt securities of the series that vote in favor of the request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section 1504).

Discharge, Defeasance and Covenant Defeasance

        We may discharge certain obligations to holders of any series of debt securities that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in an amount sufficient to pay and discharge the entire indebtedness on such debt securities in respect of principal and premium (if any) and interest to the date of such deposit (if such debt securities have become due and payable) or to the stated maturity or redemption date, as the case may be (Section 1401).

        The Indenture provides that, if the provisions of Article Fourteen of the Indenture are made applicable to the debt securities of or within any series pursuant to Section 301 of the Indenture, we may elect either

  (1)
  to defease and be discharged from any and all obligations with respect to such debt securities (except for the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities and to hold moneys for payment in trust) (referred to herein as "defeasance") (Section 1402), or

  (2)
  to be released from its obligations with respect to such debt securities under Sections 1004 to 1010, inclusive, of the Indenture (being the restrictions described under "Certain Covenants") and any omission to comply with such obligations shall not constitute a default or an event of default with respect to the debt securities (referred to herein as "covenant defeasance") (Section 1403), in either case upon the irrevocable deposit by us with the Trustee, in trust, of an amount, in cash or Government Obligations (as defined below), or both, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of and premium (if any) and interest on such debt securities on the scheduled due dates therefor.

        Such a trust may only be established if, among other things, we have delivered to the applicable Trustee an opinion of counsel (as specified in the Indenture) to the effect that the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and the opinion of counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture (Section 1404).

        "Government Obligations" means securities that are (1) direct obligations of the United States of America, for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, that are not callable or redeemable at the option or the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any Government Obligation or specific payment of interest on or principal of any Government Obligation held by the custodian for the account of the holder of a depository receipt, provided that (except as required by law) the custodian is not authorized to make any deduction from the amount payable to the holder of the depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by the depository receipt.

        In the event we effect covenant defeasance with respect to any debt securities, and those debt securities are declared due and payable because of the occurrence of any event of default other than the event of default described in clause (3) under "Events of Default, Notice and Waiver" with respect to Sections 1004 to 1010, inclusive, of the Indenture (which Sections would no longer be applicable to such debt securities), the amount of Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from the event of default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

        The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Redemption of Securities

        The Indenture provides that the debt securities may be redeemed at any time at our option, in whole or in part, at the redemption price, except as may otherwise be provided in connection with any debt securities or series thereof.

        From and after notice has been given as provided in the Indenture, if funds for the redemption of any debt securities called for redemption shall have been made available on the redemption date, such debt securities will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the holders of the debt securities will be to receive payment of the redemption price.

        Notice of optional redemption of any debt securities will be given to holders at their addresses, as shown in the security register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the debt securities held by the holder to be redeemed.

        If we elect to redeem debt securities, we will notify the Trustee at lease 45 days prior to the redemption date (or such shorter period as satisfactory to the Trustee) of the aggregate principal amount of debt securities to be redeemed and the redemption date. If less than all the debt securities are to be redeemed, the Trustee shall select the debt securities to be redeemed pro rata, by lot or in such manner as it shall deem fair and appropriate.

Global Securities

        We may issue the debt securities in global form. The global securities may be issued in registered or bearer form and may be temporary or permanent. The global securities will be deposited with, or on behalf of, the depositary identified in the applicable prospectus supplement. The prospectus supplement will also describe the circumstances, if any, under which beneficial owners may be able to exchange their interest in a global security for definitive securities of the same series. You should refer to the prospectus supplement for more detailed information with respect to the issuance of definitive securities and the terms thereof, and the terms of the depositary arrangements we have made with respect to any global security.

PLAN OF DISTRIBUTION

        We may sell the debt securities to one or more underwriters for public offering and sale by them or may sell the debt securities to investors directly or through agents. Any underwriter or agent involved in the offer and sale of the debt securities will be named in the applicable prospectus supplement.

        Underwriters may offer and sell the debt securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. We may, from time to time, authorize underwriters acting as our agents to offer and sell the debt securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of the debt securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the debt securities for whom they may act as agent. Underwriters may sell debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

        Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the debt securities will be set forth in the applicable prospectus supplement. The prospectus supplement may further state that such underwriters may allow discounts, concessions or commissions to participating dealers. Underwriters, dealers and agents participating in the distribution of the debt securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the debt securities may be deemed underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

        If the applicable prospectus supplement indicates, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase debt securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. The amount of each contract and the aggregate principal amount of debt securities sold pursuant to contracts shall be the respective amounts stated in the applicable prospectus supplement. Contracts, when authorized, may be made with institutions such as commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval. Contracts will not be subject to any conditions except (1) the purchase by an institution shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which an institution is subject, and (2) if the debt securities are being sold to underwriters, we shall have sold to those underwriters the total principal amount of the debt securities less the principal amount thereof covered by contracts.

        Some of the underwriters, dealers or agents and their affiliates may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. These financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report given on their authority as experts in accounting and auditing.

LEGAL MATTERS

        The legality of the debt securities offered hereby will be passed upon for us by Piper Rudnick, Chicago, Illinois.

$300,000,000

ERP Operating Limited Partnership

4.750% Notes due 2009

P R O S P E C T U S  S U P P L E M E N T

June 2, 2004

Citigroup
JPMorgan

PNC Capital Markets, Inc.
Wells Fargo Institutional Brokerage and Sales
SunTrust Robinson Humphrey
ABN AMRO Incorporated

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